EXHIBIT 10(cf)

NATIONAL WESTERN LIFE INSURANCE COMPANY
NON-QUALIFIED DEFERRED COMPENSATION PLAN

As Amended and Restated Effective as of
January 1, 2009

NATIONAL WESTERN LIFE INSURANCE COMPANY
NON-QUALIFIED DEFERRED COMPENSATION PLAN

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ARTICLE VII – MISCELLANEOUS	18
7.1 Administration of the Plan	18
7.2 Benefit Claims	19
7.3 Designation of a Beneficiary	20
7.4 Amendment of the Plan	21
7.5 Termination of the Plan	21
7.6 Notices to participants	21
7.7 Non-Alienation	21
7.8 Payments to Incompetents	21
7.9 Severability	21
7.10 Governing Law	22
7.11 Taxes	22
7.12 Waiver	22
7.13 Compliance With Code Section 109A	22

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ARTICLE I

PURPOSE, DEFINITIONS AND CONSTRUCTION

1.1           Purpose of the Plan

This Plan was established by the Employer effective as of the Original Effective Date to permit certain select management employees, who are defined below, to defer the payment of a percentage of their Compensation, and in addition thereto, to provide for certain Employer contributions to augment such employees' retirement income.  This Plan is not intended to, and does not, qualify under sections 401(a) and 501(a) of the Internal Revenue Code, and is designed and intended to be a plan described in section 201(2) of ERISA (as defined below).

This Plan is subject to section 409A of the Code and is intended to provide for post-2004 benefit accruals in lieu of continued benefit accruals under the Grandfathered Plan.  However, this Plan is a separate plan from the Grandfathered Plan, and nothing herein shall be construed to constitute a material modification of the Grandfathered Plan or to otherwise cause the Grandfathered Plan to be subject to section 409A of the Code.  Benefit accruals and service crediting under the Grandfathered Plan were frozen effective as of the Freeze Date.

This Plan is intended to comply with the requirements of Code section 409A and, notwithstanding anything herein to the contrary, shall be administered, operated, and interpreted in compliance with such requirements.  The Plan is amended and restated as set forth herein effective as of the Effective Date to make certain clarifying changes to comply with the final regulations under Code section 409A.  For periods on and after the Original Effective Date and prior to the Effective Date, each Participant’s benefit shall be determined in accordance with the Plan as in effect at such time subject to any modifications necessary to satisfy a good faith interpretation of the requirements of Code section 409A.

1.2           Definitions

The following terms, when found in the Plan, shall have the meanings set forth below:

(a)           Account:  The account established for a Participant pursuant to Section 5.1.

(b)           Beneficiary:  The person or persons designated (or deemed designated) by a Participant under Section 7.3 to receive any benefits payable hereunder after the death of the Participant.

(c)           Code:  The Internal Revenue Code of 1986, as it may be amended from time to time, including any successor and including applicable Treasury regulations.

(d)           Committee:  The individuals appointed by the Board of Directors of the Employer, and known as the Pension Committee, to manage and direct the operation and administration of the Plan.

(e)           Compensation:  Compensation shall be the total cash remuneration paid by the Employer during each Plan Year, as reported on Form W-2 or its subsequent equivalent.  Notwithstanding the foregoing, “Compensation” shall include director’s fees; amounts deferred under Code sections 125, 132(f)(4), or 401(k); and nonqualified elective deferrals, and “Compensation” shall exclude reimbursements or other expense allowances, moving expenses, welfare benefits, imputed value of insurance, stock option income, commissions, bonuses, and any other extraordinary remuneration.  Compensation hereunder shall not be subject to any limitations applicable to tax-qualified plans, such as pursuant to Code sections 401(a)(17) or 415.

(f)            Deferral Election:  An election described in Section 3.1.

(g)           Disability or Disabled:  The inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; provided that a Participant will be considered Disabled for purposes of the Plan if and only if he is determined to be totally disabled by the Social Security Administration.  A Participant’s Disability shall be considered to have ended at such time as a determination is made by the Social Security Administration that no further disability benefits shall be payable to the Participant under the Social Security Act.

(h)           Effective Date:  January 1, 2009.

(i)            Eligible Employee:  A person (other than the Chairman of the Employer) employed by the Employer in the position of Senior Vice President or above, or an employee of the Employer who has been designated by the President of the Employer, by name, position, or in any other manner, as being in the class of persons who are eligible to participate in the Plan.  Such latter designation shall be made in writing by the President of the Employer.  However, no person who is an employee of the Employer shall be selected as an Eligible Employee except an individual whose taxable year is the Plan Year and who is a member of the select group of management or highly compensated employees of the Employer, as defined under section 201 of ERISA.

(j)            Employer:  National Western Life Insurance Company, a corporation organized and existing under the laws of the State of Texas, and any successor or successors.  For purposes of Section 1.2(y), the term “Employer” includes all persons with whom such Employer would be considered a single employer under Code sections 414(b) and/or 414(c), determined by using the 80% ownership threshold specified in Code sections 1563(a)(1), (2), and (3) and in Treasury regulation section 1.414(c)-2, rather than the default 50% ownership threshold specified in Treasury regulation 1.409A-1(h)(3).

(k)           ERISA:  The Employee Retirement Income Security Act of 1974, as it may be amended from time to time, including any successor.

(l)            Excess Compensation:  The portion of a Participant’s Compensation that exceeds, on a year-to-date basis, the applicable limitation under Code section 401(a)(17)(A), as adjusted in accordance with Code section 401(a)(17)(B).

(m)          Freeze Date:  December 31, 2004.

(n)           Grandfathered Plan:  The National Western Life Insurance Company Grandfathered Non-Qualified Deferred Compensation Plan, originally adopted effective as of April 1, 1995 and as it may be amended from time to time.

(o)           Hour of Service:  An Hour of Service is each hour for which an Eligible Employee is paid by virtue of his employment with the Employer, including hours paid but not worked, and including hours completed prior to the date he actually becomes a Participant hereunder.

(p)           Initial Participation Period:  The time period beginning when the Eligible Employee first completes an Hour of Service until the first day of the Plan Quarter which is coincident with or next follows the date he completes one Year of Service.

(q)           Normal Retirement Age:  The date on which a Participant attains age sixty-five (65).

(r)            Original Effective Date:  January 1, 2005.

(s)            Other Plans:  All other plans required to be aggregated with this Plan for purposes of determining compliance with applicable requirements of Code section 409A.

(t)            Participant:  An Eligible Employee who has met the requirements of Section 2.1 hereof, and whose participation has not been terminated in accordance with Section 2.3.

(u)           Plan:  The National Western Life Insurance Company Non-Qualified Deferred Compensation Plan, as set forth herein, and as it may be amended from time to time.

(v)           Plan Quarter:  The three-month period beginning on each January 1, April 1, July 1 or October 1 and ending, respectively, on the immediately following March 31, June 30, September 30 or December 31.

(w)           Plan Year:  The twelve-month period beginning each January 1 and ending the immediately following December 31.

(x)            Qualified Plan:  The National Western Life Insurance Company 401(k) Plan, as amended from time to time, and any successor or replacement plan.

(y)           Separates from Service or Separation from Service:  A Participant’s “separation from service” with the Employer within the meaning of Code section 409A(a)(2)(A)(i).  For this purpose, a Participant shall be considered to have separated from service with the Employer if the facts and circumstances indicate that the Employer and the Participant reasonably anticipated that no further services would be performed after the date of separation or that the level of bona fide services the Participant would perform after such date would permanently decrease to an amount that is less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period.  To the extent permitted by Treasury regulation section 1.409A-1(h)(5), a Participant may be considered to have such a separation from service even if he continues to provide services as an independent contractor or non-employee director of the Employer.

(z)           Valuation Date:  Each date as of which the Plan is valued and gains or losses allocated, which shall be the last day of each Plan Quarter or such other dates as the Committee may determine in its discretion; provided, however, that if a date that would otherwise be a Valuation Date falls on a date on which NASDAQ (or any successor exchange) is not open for business, the Valuation Date shall be the immediately following date on which NASDAQ (or any successor exchange) is open for business.

(aa)         Years of Service:  The period of an Eligible Employee's employment considered in the calculation of the vested amount of his benefits and the determination of the Initial Participation Period.  An Eligible Employee's service shall be determined in twelve (12) month periods, based on Plan Years, including the Plan Year within which falls his date of hire.  During such twelve (12) month periods, a Year of Service will be granted if the Eligible Employee completes at least one thousand (1,000) Hours of Service.

1.3           Construction

The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary.  The words "hereof', "herein", "hereunder" and other similar compounds of the word "here" shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section.  Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

ARTICLE II

ELIGIBILITY

2.1           Initial Eligibility Requirements

(a)           Each Eligible Employee who was a Participant in the Plan immediately prior to the Effective Date shall continue as a Participant until the date participation terminates in accordance with Section 2.2,

(b)           Each individual who becomes an Eligible Employee on or after the Effective Date shall become a Participant hereunder on the date he first completes an Hour of Service as an Eligible Employee.

2.2           Loss of Eligible Employee Status

In the event of the demotion of a participating Eligible Employee, such that the employee is no longer an Eligible Employee within the meaning of Section 1.2(i) herein, the employee shall cease to be eligible to receive additional contributions under Sections 4.2, 4.3, 4.4, and 4.5, but except as specifically provided in Section 3.4, such loss of Eligible Employee status shall not result in the cancellation of a Deferral Election under Section 4.1 prior to the end of the Plan Year in which such demotion occurs.  No distribution shall be permitted as a result of a loss of Eligible Employee status except to the extent specified in Section 6.3 in connection with a Separation from Service.

2.3           Termination of Participation

An individual who was a Participant shall cease to be a Participant when the individual is no longer an Eligible Employee and has ceased to have an Account balance under the Plan due to distribution and/or forfeiture.

ARTICLE III

DEFERRAL ELECTIONS

3.1           Deferral Elections

(a)           A Deferral Election is an election to defer Compensation under Section 4.1 and/or to elect a form of payment under Section 6.4 that is made or deemed made by a Participant on a form and in a manner approved by the Committee.  A Deferral Election must be in writing, which may include an electronic format approved by the Committee.

A Deferral Election is considered made on the date the completed and valid election is received by the Committee.  A Deferral Election shall not be effective unless made by the close of business on the latest date specified for such election.  An initial Deferral Election under Section 3.2 shall become irrevocable for the remainder of the Plan Year to which it applies as of the date such election is made and may not be changed or cancelled during such Plan Year except as specified in Section 3.4.  A subsequent Deferral Election under Section 3.3 shall become irrevocable for the Plan Year to which it applies as of the latest date for such election and may not be changed or cancelled during such Plan Year except as specified in Section 3.4.  Such a subsequent Deferral Election that is made prior to such latest date may be revoked or changed prior to becoming irrevocable by making a new Deferral Election on or before such latest date.

A Deferral Election cannot be conditioned upon a Participant making or not making elective deferral contributions under the Qualified Plan.  Deferral Elections shall be independent of any elections made under the Qualified Plan.

(b)           A Deferral Election under Section 4.1 shall apply only to Compensation paid after the effective date of the election for services performed after the date the election is made.  For this purpose, (i) Compensation with respect to the payroll period containing the last day of the immediately preceding Plan Year (including directors fees payable with respect to the same time period) that is paid during the immediately following Plan Year in accordance with the Employer’s normal payroll and compensation practices is considered Compensation for services performed in such following Plan Year and (ii) an initial Deferral Election under Section 3.2(a) shall apply to a portion of the Compensation that is earned based upon a specified performance period beginning prior to the date the initial election is made.  Such portion shall equal the total amount of such Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election to the total number of days in the performance period.

A Participant’s Deferral Election under Section 6.4 shall apply only to contributions (and related earnings and losses) made after the date the election is made, and shall not affect or change the form of payment for contributions (and related earnings and losses) made prior to such election.  A Deferral Election under Section 6.4 shall not apply to benefits payable to a Beneficiary after the death of a Participant.  Such benefits are payable solely in the form of a single lump sum cash payment in accordance with Section 6.4(a).

(c)           The balance of a Participant’s Account attributable to Employer contributions under Sections 4.4 and 4.5 that are allocated to the Participant and that are not subject to an effective Deferral Election under Section 6.4 shall be payable in the default form of annual installments over a five-year period in accordance with Section 6.4.

3.2           Deferral Election for First Year of Eligibility

(a)           For the first Plan Year in which an Eligible Employee becomes a Participant in the Plan, the Participant may make a Deferral Election within 30 days after becoming a Participant.  A Deferral Election made after the end of such 30-day period shall not be effective during such first Plan Year of participation.

If an individual previously was a Participant in the Plan but ceased to be a Participant following a distribution of the Participant’s entire Account, the individual shall be treated as initially eligible to participate in the Plan as of the first date the individual becomes a Participant after receiving such distribution.  If an individual becomes an Eligible Employee and was not an Eligible Employee at any time during the preceding 24 months, such individual shall be treated as initially eligible to participate in the Plan after completing an Hour of Service as a newly Eligible Employee notwithstanding that such individual may already be a Participant due to an undistributed Account balance from an earlier period of participation in the Plan.

For purposes determining whether a Participant is initially eligible to participate in the Plan, the Plan and all Other Plans providing for elective deferrals shall be treated as a single plan.

(b)           If a Participant does not make an initial Deferral Election under Section 4.1 within the specified period, the Participant shall be deemed to have elected not to make any Participant contributions for such initial Plan Year of participation.  If a Participant does not make an initial Deferral Election under Section 6.4 within the specified period, the Participant shall be deemed to have elected to receive any contributions under ARTICLE IV for such initial Plan Year and for all future Plan Years in the default form specified in Section 3.1(c).

3.3           Deferral Elections for Subsequent Plan Years

(a)           A Deferral Election other than an initial Deferral Election described in Section 3.2 shall be effective as of the first day of the Plan Year that is at least 15 days after the date the election is made.  A Deferral Election made less than 15 days before the beginning of a Plan Year shall not apply to such immediately following Plan Year.  A new Deferral Election shall apply prospectively and shall not change the form of payment elected or deemed elected under Section 6.4.

(b)           If a Participant who is an Eligible Employee does not make an affirmative Deferral Election under Section 4.1 for a Plan Year following the initial Plan Year of participation, the Participant shall be deemed to have made the same Deferral Election or deemed Deferral Election for such Plan Year as was in effect for the Participant as of the last day of the immediately preceding Plan Year.

3.4           Cancellation of Deferral Elections

(a)           After a Deferral Election becomes irrevocable in accordance with Section 3.1, the election shall remain in effect until the end of the Plan Year to which the election applies.  If the Participant is no longer an Eligible Employee as of the last day of such Plan Year, the Deferral Election shall be cancelled and shall not apply to a subsequent Plan Year notwithstanding Section 3.3(b).

(b)           Notwithstanding the foregoing, a Deferral Election shall be cancelled during a Plan Year as follows.

(i)           A Participant’s Deferral Election under Section 4.1 shall be cancelled effective as of the date on which the Participant takes a hardship withdrawal from the Qualified Plan.

(ii)          A Participant’s Deferral Election under Section 4.1 shall be cancelled effective as of the date that is 30 days following the date the Participant incurs a disability.  Solely for purposes of this subsection, the term “disability” means any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.  Determinations of disability shall be made by the Committee in its sole discretion.

A Deferral Election that is cancelled in accordance with the foregoing shall not be reinstated during the same Plan Year.  A cancelled election may only be replaced by a new election under Section 3.3 that is effective as of a subsequent Plan Year, and, in the case of a cancellation under subsection (b)(i) above, such new election cannot apply to a Plan Year that commences earlier than six months after the date of such hardship withdrawal.

ARTICLE IV

CONTRIBUTIONS TO THE PLAN

4.1           Participant Contributions

A Participant may make a Deferral Election to reduce his Compensation subject to such election from one-quarter percent (1/4% or 0.25%) to fifty percent (50%), in increments of one-quarter percent (1/4% or 0.25%), and to contribute such amount to the Plan as a Participant contribution.

4.2           Employer Mandatory Matching Contributions

(a)           For periods other than a Participant’s Initial Participation Period, the Employer shall make an Employer mandatory matching contribution as of the last day of each Plan Quarter equal to fifty percent (50%) of each eligible Participant's contributions made under Section 4.1 of this Plan during such Plan Quarter; provided, however, that the mandatory matching contribution for a Participant shall not exceed an amount equal to two percent (2%) of the Participant's Excess Compensation for the Plan Quarter that is subject to a Deferral Election under Section 4.1.

(b)           During a Participant's Initial Participation Period, the Employer shall make an Employer mandatory matching contribution as of the last day of each Plan Quarter equal to fifty percent (50%) of each eligible Participant's contributions made under Section 4.1 during such Plan Quarter; provided, however, that the mandatory matching contribution for a Participant shall not exceed an amount equal to two percent (2%) of the Participant's Compensation for the Plan Quarter that is subject to a Deferral Election under Section 4.1.

4.3           Employer Discretionary Matching Contributions

The Employer may make an additional discretionary matching contribution as of the last day of each Plan Quarter equal to fifty percent (50%) of each eligible Participant's contributions made under Section 4.1 during such Plan Quarter; provided, however, that the discretionary matching contribution for a Participant shall not exceed an amount equal to two percent (2%) of the Participant's Compensation for the Plan Quarter that is subject to a Deferral Election under Section 4.1.

The determination as to whether an Employer discretionary matching contribution shall be made to the Plan is in the sole discretion of the President of the Employer, determined on a quarterly basis.

4.4           Employer Mandatory Non-Matching Contributions

(a)           For periods other than a Participant’s Initial Participation Period, the Employer shall make an Employer mandatory non-matching contribution as of the last day of each Plan Quarter equal to two percent (2%) of each eligible Participant's Excess Compensation for the Plan Quarter.

(b)           During an eligible Participant's Initial Participation Period, the Employer shall make an Employer mandatory non-matching contribution as of the last day of each Plan Quarter equal to two percent (2%) of the Participant's Compensation for the Plan Quarter.

4.5           Employer Additional Discretionary Contributions

The Employer may make an additional discretionary contribution as of the last day of each Plan Quarter.  The determination as to which Participant(s) receives the contribution, the amount of the contribution and the timing of the contribution is in the sole discretion of the President of the Employer, determined on a quarterly basis.

ARTICLE V

ALLOCATION AND INVESTMENT

5.1           Establishment of Account

(a)           Each Participant herein shall have maintained in his name an Account, to which shall be credited his Participant contributions, as well as his share of Employer contributions allocable under Section 5.2.  A Participant's Account shall reflect his share of such contributions, including his allocable share of any gains and losses pursuant to Section 5.4.  All distributions and forfeitures from the Account pursuant to Section 6.2 shall be charged against the Account as of the date of such distribution or forfeiture.

(b)           If a Participant had a nonvested account balance under the Grandfathered Plan as of the Freeze Date, an amount equal to such nonvested account balance shall be credited to the Participant’s Account under this Plan as of the Original Effective Date.  Such balance shall be considered a contribution other than a Participant contribution and shall be subject to the vesting rules of Section 6.1(c) and 6.1(d), as applicable.

5.2           Allocation

(a)           Contributions made pursuant to Section 4.1 hereof shall be allocated to the Account of the Participant from whose Compensation such amounts were reduced, as soon as administratively practicable following the date of actual salary reduction.

(b)           Any contribution made pursuant to Section 4.2, or 4.3 shall be allocated to each Participant (i) who made matched Participant Contributions during the Plan Quarter and (ii) who is an Eligible Employee as of the last day of the Plan Quarter for which such contribution was made or ceased to be an Eligible Employee during such Plan Quarter due to death, Disability, or Separation from Service after attainment of Normal Retirement Age.

(c)           Any contribution made pursuant to Section 4.4 shall be allocated to each Participant who is an Eligible Employee as of the last day of the Plan Quarter for which such contribution was made or who ceased to be an Eligible Employee during such Plan Quarter due to death, Disability, or Separation from Service after attainment of Normal Retirement Age.

(d)           Any contribution made pursuant to Section 4.5 shall be allocated to the Participant or Participants designated by the Employer in accordance with such Section, provided, however, that no contribution shall be allocated to a Participant unless the Participant is an Eligible Employee as of the last day of the Plan Quarter for which such contribution was made or ceased to be an Eligible Employee during such Plan Quarter due to death, Disability, or Separation from Service after attainment of Normal Retirement Age.

5.3           Establishment of Trust

The Employer may establish a trust fund with regard to the Accounts hereunder, designed to be an irrevocable grantor trust under Code section 671.  However, if the assets of such trust are not available or are insufficient to pay such benefits or if no such trust is established or funded, then benefits hereunder shall be paid from the general assets of the Employer.  The rights of each Participant and any Beneficiary hereunder shall be solely those of an unsecured general creditor of the Employer.

5.4           Allocation of Investment Earnings and Losses

(a)           As of each Valuation Date, the Committee shall credit to each Participant's Account the deemed income or losses attributable thereto, as provided in Section 5.4(b) below, as well as any other credits to or charges against such Account, including any withdrawals or other distributions made to or on behalf of the Participant.  All payments from an Account between Valuation Dates shall be charged against the Account as of the preceding Valuation Date.  Contributions to a Participant’s Account shall not be adjusted for deemed investment experience for periods prior to the Valuation Date on which the Contributions are credited to the Account (even if the Contribution amount is known prior to such date).  No amount shall be adjusted for deemed investment experience after the Valuation Date coincident with or immediately preceding the date on which the amount is distributed from the Participant’s Account.

(b)          Each Participant, upon becoming a Participant in the Plan, may, on a form prescribed by the Committee, designate the manner in which he wishes his Account to be deemed invested among the various options designated by the Committee for this purpose.  The Committee shall not be obligated to follow such deemed investment election in the event such action on the part of the Committee would result in a failure of the Plan or Trust to be considered unfunded for purposes of the Code or ERISA.  Such designation may be changed as of any Valuation Date, with respect to future contributions and transfers among investment options, by making a new deemed election, in the method prescribed by the Committee, and within the period of time prior to such Valuation Date as is established by the Committee.  The Participant must designate, in such minimum percentages or amounts as may be prescribed by the Committee, that portion of his Account which the Participant deems allocated to each investment option offered hereunder.  The investment designation will continue until changed by the timely submission of a new deemed investment election, which change will be effective within the time period established by the Committee.  In the absence of any such deemed investment designation, a Participant's Account shall be deemed to be invested in such property as the Committee, in its sole and absolute discretion, shall determine.  The Committee shall be authorized at any time and from time to time to modify, alter, delete or add to the deemed investment options hereunder.  In the event a modification occurs, the Committee shall notify those Participants whom the Committee, in its sole and absolute discretion, determines are affected by the change, and shall give such persons such additional time as is determined necessary by the Committee to designate the manner and percentage in which amounts thereby affected shall be deemed invested.  The Committee shall not be obligated to substitute investment options with similar deemed investment criteria for existing investment options, nor shall it be obligated to continue the types of deemed investment options presently available to the Participants.

(c)           The crediting of earnings and losses under the Plan does not mean and shall not be construed to mean that the Account of a Participant is actually invested in any security, fund or other investment, and no Participant or Beneficiary shall have any security or other interest in any security, fund or investment, even if the Employer maintains actual investments that mirror or are substantially similar to liabilities under the Plan.

ARTICLE VI

DETERMINATION OF PAYMENT OF ACCOUNT

6.1           Vesting of Account

(a)           The portion of a Participant's Account derived from contributions made under Section 4.1 hereof shall be one hundred percent (100%) vested and non-forfeitable at all times.

(b)           As to a Participant who is at the level of Executive Vice President or above of the Employer, his total Account shall be one hundred percent (100%) vested and non-forfeitable at all times.

(c)           As to all other Participants, and as to the amount of such a Participant's Account other than that derived from contributions made pursuant to Section 4.1, such Account shall become one hundred percent (100%) vested and non-forfeitable upon the first to occur of the following:

(i)           the Participant’s Separation from Service upon or after reaching Normal Retirement Age;

(ii)          the Participant’s Disability, as determined in accordance with Section 1.2(f);

(iii)         the death of the Participant; and

(iv)         the Participant’s promotion to a position described in Section 6.1(b).

(d)           Prior to the occurrence of any of the foregoing, a Participant shall become vested in the portion of his Account other than that derived from contributions made pursuant to Section 4.1 in accordance with the following schedule:

Years of Service
With the Employer	Vested Percentage
Less than 3	0%
3	20%
4	40%
5	60%
6	80%
7 or more	100%

6.2           Determination of Account

As of the date of a Participant's Separation from Service with the Employer (including termination due to any of the events specified under Section 6.1 hereof), his vested Account balance shall be determined in accordance with the provisions of Section 6.1 above.  Thereafter, as of the Valuation Date coincident with or next following the Participant’s Separation from Service, the nonvested portion of his Account shall be forfeited.  Such forfeited amount shall be used first to reduce any Employer contributions specified under Sections 4.2, 4.3, and 4.4 hereof and any remaining amounts shall be reallocated among all Participants eligible to receive Employer contributions as of such date under Section 5.2(c) hereof, in the proportion that each such eligible Participant’s Compensation for the Plan Quarter bears to the Compensation for the Plan Quarter of all other Participants eligible to receive an allocation of such forfeiture.

6.3           Timing of Payment

(a)           Payment of the vested Account balance of a Participant shall commence on or as soon as administratively practicable after the first Valuation Date that is at least 30 days after the earlier to occur of (i) the Participant’s Separation from Service, subject to subsection (b) below and (ii) the Participant’s death.  Such payment shall in any event be made within 90 days after such Valuation Date, and no Participant or Beneficiary shall have a right to designate the taxable year of such payment.  A Participant may not subsequently elect to defer the date of such distribution.

(b)           Payment to a Participant shall be delayed to the extent required by Code section 409A(a)(2)(B)(i).  Accordingly, if a Participant is a “specified employee” as defined by Code section 409A(a)(2)(B)(i) (determined by applying the default rules applicable under such Code section except to the extent such rules are modified by a written resolution that is adopted by the Board of Directors of the Employer and that applies for purposes of all applicable nonqualified deferred compensation plans of the Employer and its affiliates described in the second sentence of Section 1.2(j)), any payments which the Participant is otherwise entitled to receive under Section 6.2 and this Section 6.3 during the six (6)-month period beginning on the date the Participant Separates from Service for any reason other than death shall be accumulated and paid effective as of the earlier to occur of (i) the first Valuation Date that occurs on or after the date that is six (6) months after the date the Participant so Separates from Service and (ii) the first Valuation Date that is at least 30 days after the date of the Participant’s death.  This subsection (b) is intended to satisfy the minimum requirements of Code section 409A(a)(2)(B)(i) and shall not be construed to accelerate or defer or otherwise apply to distributions to the extent those distributions are not subject to the requirements of such Code section.

6.4           Form of Payment

(a)           In the event of the Participant’s death the Participant’s entire Account shall be paid to his Beneficiary in the form of a single lump sum payment in cash.  If a Participant dies after commencing installment payments, the Participant’s entire remaining Account shall be paid to his Beneficiary in the form of a single lump sum payment in cash in accordance with Section 6.3(a) as to the time of payment.

(b)           By making a Deferral Election (including a deemed Deferral Election), a Participant may select from among the following optional forms of payment for the portion of the Participant’s Account subject to such election and not payable in accordance with subsection (a), above:

(i)           A single cash lump sum payment; and

(ii)          Annual cash installments over a period of two to ten years.

Payment of the portion of a Participant’s Account subject to a Deferral Election or deemed Deferral Election shall occur in the form specified by such election.  If a Participant does not specify an optional form of payment on a Deferral Election or if a Participant’s Account is not subject to a Deferral Election or deemed Deferral Election that designates an optional form of payment under this Section, the Participant shall be deemed to have elected payment in the form of annual installments over a period of five years.  A Participant may not subsequently elect to change the optional form of payment elected or deemed elected with respect to contributions subject to the Deferral Election.  Once made or deemed made, a Deferral Election under this Section may not be changed with respect to prior or future contributions for so long as the individual remains a Participant.

Each installment under an installment form of payment shall be calculated by dividing the Account balance subject to such form of payment as of the preceding Valuation Date by the total number of installments remaining to be paid.  Annual installments shall be paid on the payment commencement date under Section 6.3 and each anniversary of that date.  For purposes of Code section 409A, the entitlement to a series of installment payments is treated as the entitlement to a single payment.

6.5           Cashout of Small Benefits

If payment has commenced or is to commence under this ARTICLE VI, then notwithstanding any contrary Deferral Election under Section 6.4, all remaining payments shall be accelerated and paid in the form of a single lump sum if the following requirements are satisfied as of the date of payment:

(a)           the value of the aggregate benefit of the Participant under this Plan and all Other Plans does not exceed the applicable dollar amount under Code section 402(g)(1)(B) (as adjusted from time to time); and

(b)           the accelerated lump sum payment (and payments made at the same time under any Other Plans) results in the termination and liquidation of the entirety of the Participant’s benefits under this Plan and all Other Plans.

ARTICLE VII

MISCELLANEOUS

7.1           Administration of the Plan

(a)           The Plan shall be administered by the Committee.  The books and records of the Plan shall be maintained by the Employer at its expense, and no member of the Board of Directors of the Employer, or any employee of the Employer acting on its behalf, shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, unless attributable to his own fraud or willful misconduct.

(b)           The Employer shall appoint the members of the Committee and may terminate a Committee member at any time by providing written notice of such termination to the member.  Any member of the Committee may resign by delivering his written resignation to the Employer and to the other members of the Committee.

(c)           The Committee shall perform any act which the Plan authorizes.  The Committee may, by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee.

(d)           The Committee may designate in writing other persons to carry out its responsibilities under the Plan, and may remove any person designated to carry out its responsibilities under the Plan by notice in writing to that person.  The Committee may employ persons to render advice with regard to any of its responsibilities.  All usual and reasonable expenses of the Committee shall be paid by the Employer.

(e)           No member of the Board of Directors of the Employer or of the Committee, or any employee of the Employer acting on behalf of either, shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, unless attributable to his own willful neglect or willful misconduct.  The Employer shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorney's fees and related costs), in connection with the performance by such member of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.

(f)           The members of the Committee shall serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company.

(g)           The Committee shall establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business.  The Committee shall have the authority to interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation and application of the Plan, including all claims for benefit hereunder.  All determinations of the Committee shall be conclusive and binding on all concerned.

7.2           Benefit Claims

The Committee shall administer the claims procedures set forth in this Section 7.2 in accordance with section 503 of ERISA.  The Committee shall automatically direct the distribution of all benefits to which a Participant is entitled hereunder.  In the event that a Participant believes that he has been denied benefits to which he is entitled under the provisions of the Plan, the Committee shall, upon the request of the Participant, provide to the Participant written notice of the denial which shall set forth:

(a)           the specific reason or reasons for the denial;

(b)           specific references to pertinent Plan provisions on which the Committee based its denial;

(c)           a description of any additional material or information needed for the Participant to perfect the claim and an explanation of why the material or information is needed;

(d)           a statement that the Participant or his authorized representative may (i) request a review upon written application to the Committee; (ii) review pertinent Plan documents; and (iii) submit issues and comments in writing;

(e)           a statement that any appeal the Participant wishes to make of the adverse determination must be made in writing to the Committee within sixty (60) days (one hundred eighty (180) days in the case of a claim relating to Disability benefits) after receipt of the Committee's notice of denial of benefits and that failure to appeal the initial determination to the Committee in writing within such sixty (60)-day period (one hundred eighty (180)-day period in the case of a claim relating to Disability benefits) will render the Committee's determination final, binding, and conclusive; and

(f)           the address to which the Participant must forward any request for review.

If a Participant should appeal to the Committee, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he, or his duly authorized representative, feels are pertinent.  The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of the claim is justified under the circumstances.  The Committee shall advise the Participant in writing of its decision on appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based.  The notice of the decision shall be given within sixty (60) days (forty-five (45) days in the case of a claim relating to Disability benefits) after the Participant's written request for review is received, unless special circumstances (such as a hearing) would make the rendering of a decision within such sixty (60)-day period (forty-five (45)-day period in the case of a claim relating to Disability benefits) impracticable.  In such case, notice of an extension shall be provided to the Participant within the original sixty (60)-day period (forty-five (45)-day period in the case of a claim relating to Disability benefits), and notice of a final decision regarding the denial of a claim for benefits will be provided within one hundred twenty (120) days (ninety (90) days in the case of a claim relating to Disability benefits) after receipt of the original request for review.

7.3           Designation of a Beneficiary

(a)           A Participant may designate one or more Beneficiaries to receive any benefits payable under the Plan after the death of the Participant.  A Participant may revoke or change a prior beneficiary designation by filing a new beneficiary designation with the Committee.  To be effective, any beneficiary designation or revocation of a beneficiary designation must be on a form acceptable to the Committee and must be received by the Committee prior to the date of the Participant’s death.

(b)           Any designation of a person as a Beneficiary shall be deemed to be contingent upon the person’s surviving the Participant.  Any designation of a class or group of Beneficiaries shall be deemed to be a designation of only those members of the class or group who are living at the time of the Participant’s death.  Any designation of a trust as a Beneficiary shall be invalid if the trust is not in existence at the time of the Participant’s death.  A Participant may designate (in the manner provided in subsection (a), above) one or more persons as a contingent Beneficiary or Beneficiaries to receive, upon the Participant’s death, the benefit that the primary Beneficiary would have received had the primary Beneficiary survived the Participant.

(c)           If a Participant does not make an effective beneficiary designation prior to death or if no designated Beneficiary survives the Participant, the Participant’s estate shall be deemed to be his Beneficiary.

(d)           References hereunder to a benefit payable to or with respect to a Participant include any benefit payable to the Participant’s Beneficiary.

7.4           Amendment of the Plan

The Plan may be amended, in whole or in part, from time-to-time, by the Board of Directors of the Employer, without the consent of any other party.

7.5           Termination of the Plan

The Plan may be terminated, at any time, by action of the Board of Directors, without the consent of any other party.  The termination of this Plan shall not result in the granting of any additional rights to any Participant, such as, to the extent not funded, full vesting of his Account, and Plan benefits shall be payable solely as provided under Section 6.3 and, if applicable, Section 7.13(c)(iv).

7.6           Notices to Participants

From time-to-time, the Employer shall provide a Participant with an accounting of the value of his Account.  Further, a Participant will be provided written notice of any amendment of the Plan that affects his rights herein, and of the termination of the Plan.

7.7           Non-Alienation

Except as required by ERISA, the right of any Participant or Beneficiary in his Account balance hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary, and any such Account balance shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

7.8           Payments to Incompetents

Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Committee, on the basis of qualified medical advice, to be incompetent, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.

7.9           Severability

In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

7.10           Governing Law

The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the internal laws of the State of Texas except to the extent superseded by federal law

7.11           Taxes

All amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant which are required to be paid or withheld by the Employer or any other payor of Plan benefits.

7.12           Waiver

Neither the failure nor any delay on the part of the Employer or the Committee to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to the Employer or the Committee at law or in equity.

7.13           Compliance With Code Section 409A

(a)           To the extent any provision of this Plan or any omission from the Plan would (absent this Section 7.13(a)) cause amounts to be includable in income under Code section 409A(a)(1), the Plan shall be deemed amended to the extent necessary to comply with the requirements of Code section 409A; provided, however, that this Section 7.13(a) shall not apply and shall not be construed to amend any provision of the Plan to the extent this Section 7.13(a) or any amendment required thereby would itself cause any amounts to be includable in income under Code section 409A(a)(1).

(b)           If any provision of this Plan would cause a Participant to occur any additional tax under Code section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Code section 409A.

(c)           Except as provided in this Section and Section 6.5 and notwithstanding anything herein to the contrary, the payment of benefits under the Plan shall not be accelerated in a manner that would cause such benefits to be includable in income under Code section 409A.

(i)           The Committee may establish a procedure for the Plan to administer qualified domestic relations orders.  Such procedure shall comply with the applicable requirements of ERISA Sections 206(d)(3) and 514(b)(7).  The Committee may approve immediate payment to an alternative payee (who is not the Participant) pursuant to the terms of a qualified domestic relations order, as defined under ERISA sections 206(d)(3) and 514(b)(7).  Any such payment shall not be prohibited by Section 7.7 and shall not be subject to the six-month delay requirement under Section 6.3(b).

(ii)          If a benefit hereunder is required to be included in the income of a Participant under Code section 409A as a result of the failure to comply with the requirements of Code section 409A, the benefit amount so includable shall be paid to the Participant as of the Valuation Date next following such compliance failure.  This subsection shall not accelerate the payment of a benefit that is subject to the six-month delay requirement under Section 6.3(b).

(iii)         The Committee may accelerate the payment of amounts credited to a Participant's Account (i) to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government and (ii) to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law.  Any such payment shall be made in a single lump sum cash payment to the Participant on or as soon as administratively practicable after the first Valuation Date that occurs on or after the Committee’s determination.  Any such payment shall not be subject to the six-month delay requirement under Section 6.3(b).

(iv)         The entire amount credited to a Participant’s Account shall be paid to the Participant if the Plan is terminated in accordance with Section 7.5 and the Committee determines that the requirements of Treasury regulation 1.409A-3(j)(4)(ix) have been and will be satisfied in connection with such termination.  Any such payment shall be made in a single lump sum cash payment to the Participant on or as soon as administratively practicable after the first Valuation Date that occurs on or after the Plan termination and the Committee’s determination.  This subsection shall not accelerate the payment of a benefit that is subject to the six-month delay requirement under Section 6.3(b).

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the National Western Life Insurance Company Non-Qualified Deferred Compensation Plan as amended and restated effective as of the Effective Date, NATIONAL WESTERN LIFE INSURANCE COMPANY, as the Employer, has caused its seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto authorized this 18th day of December, 2008.

ATTEST:	NATIONAL WESTERN LIFE
INSURANCE COMPANY

/S/Margaret M. Simpson	/S/James P. Payne
Asst. Secretary
Name: James P. Payne
Title: Senior VP-Secretary